Exhibit (p)

PURCHASE AGREEMENT FOR

COMMON STOCK

OF

ALTMORE BDC, INC.

The undersigned, Altmore Capital Investment Management, LLC, hereby subscribes for 100 shares of common stock, par value $0.01 per share (the “Common Stock”), of Altmore BDC, Inc., a Maryland corporation (the “Company”) for the purchase price of $10.00 per share of Common Stock.

Dated: October 25, 2021

Altmore Capital
Investment Management, LLC

By:	Hyung-Jin Patrick Kim
Name:	Hyung-Jin Patrick Kim
Title:	Manager

ACCEPTED:

ALTMORE BDC, INC.

By:	Hyung-Jin Patrick Kim
Name:	Hyung-Jin Patrick Kim
Title:	President